FIRST SHENANGO BANCORP, INC

                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share

          Three Months and Year Ended December 31, 1996, 1995 and 1994


                                                   Three months ended December 31,           Year Ended December 31,
                                               -------------------------------------  ------------------------------------
                                                     1996         1995        1994        1996         1995         1994
                                               ------------  -----------   ---------  ---------    ----------   ----------
Weighted average common shares outstanding        2,343,098    2,343,098   2,343,098   2,343,098    2,343,098    2,342,324
Net effect of dilutive stock options                 79,841       79,050      47,575      77,318       68,793       49,991
Average unallocated ESOP shares                     (74,728)     (86,156)   (101,138)    (74,863)     (87,177)    (101,138)
Average MSBP shares in plan reserve                 (10,367)      (9,012)     (9,012)     (9,938)      (9,012)      (7,888)
Weighted average treasury shares purchases         (162,442)     (29,768)     (4,185)    (78,614)     (25,223)      (1,055)
                                               ------------   ----------   ---------   ---------   -----------   ---------
Common stock equivalents                          2,175,402    2,297,212   2,276,338   2,257,001    2,290,479    2,282,234
                                               ============   ==========   =========   =========   ==========   ==========
Net earnings                                     $1,152,474   $  804,013    $679,722  $3,009,997   $3,079,186   $2,273,123

                                               ============   ==========   =========  ==========   ==========   ==========
Per share amount                                       $.53         $.35        $.30       $1.33        $1.34        $1.00
                                               ============   ==========   =========  ==========   ==========   ==========


Earnings per share have been computed on the treasury stock method in using average market price for the common stock equivalents (options).

The Company accounts for the 112,412 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.

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